Exhibit 99.1

Foundation HealthCare Q1 Revenue Grows 36% to $30 Million; Adjusted EBITDA

Increased 152% to $2.3 Million

OKLAHOMA CITY, OK—(May 6, 2015) – Foundation HealthCare, Inc. (OTCQB: FDNH), which is an owner and operator of surgical hospitals, announced today the Company’s financial results for the first quarter of 2015.

Highlights include:

•	Net revenues and income from affiliates increased 36% to $30.0 million.

•	Adjusted EBITDA increased 152% to $2.3 million.

•	Two of Foundation’s Hospitals received the highest quality ratings recognized by Medicare.

“This was another great quarter for Foundation HealthCare and an excellent way to begin 2015 as we recorded a 44% increase in patient service revenue at our majority-owned hospitals in the first quarter of 2015 compared to the first quarter of 2014,” stated Stanton Nelson, CEO of Foundation HealthCare, Inc. “The heath care industry is in a state of evolution and we believe our financial performance validates the Foundation growth strategy. A cornerstone of the Foundation strategy is exceptional quality of care and we are not surprised that two of our hospitals were just awarded five star quality ratings from the Medicare program. This is the highest recognition given by the Medicare program and only 251 hospitals out of over 3,500 received this rating.”

“We expect these positive trends to continue throughout 2015. Our continued growth and financial performance positions us well for planned expansions in our existing markets and we are actively pursuing opportunities in new geographic markets.”

First Quarter 2015 Financial Results:

Net revenues and equity in earnings of affiliates in the first quarter of 2015 were collectively $30.0 million, up 36% from $22.1 million in the first quarter of 2014. Our net revenues are composed of patient services, management fees from affiliates, other revenue and income from minority owned affiliates less our provision for doubtful accounts. Patient services revenue (net of the provision for doubtful accounts) increased $8.3 million, or 44%, to $27.5 million during the three months ended March 31, 2015 as compared to $19.2 million in the same period of 2014. The increase was primarily due to increased revenue at our El Paso hospital generated by more complex cases and increased revenues from ancillary services.

Operating expenses for the first quarter of 2015 were $29.3 million compared to $23.4 million in the first quarter of 2014. The increase is due primarily to increased purchased services cost directly related to the increased net revenues generated from ancillary services such as laboratory and pharmacy.

Our operations resulted in a net loss attributable to Foundation Healthcare common stock of $1.1 million during the first quarter of 2015, compared to a net loss of $1.9 million during the first quarter of 2014.

Adjusted EBITDA was $2.3 million for the 2015 first quarter compared to $.9 million in the first quarter of 2014.

At March 31, 2015, cash and cash equivalents totaled $3.5 million, compared to $2.9 million at December 31, 2014.

Conference Call

Foundation’s CEO Stanton Nelson, and CFO, Hugh King will host a conference call today, followed by a question and answer period.

Date: May 06, 2015

Time: 4:30 p.m. Eastern time

Dial-In Number: (888) 348-6454

The conference call will be broadcast live at the investor relations section of the Company’s website at www.fdnh.com. Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. In addition, the replay will be available after the call at same website link above or by calling (877) 870-5176 using passcode: 10065059.

About Foundation Healthcare

Headquartered in Oklahoma City, Okla., Foundation Healthcare, Inc. (OTCQB: FDNH) owns and operates surgical hospitals including ancillary hospital based services. These additional service, such as hyper-baric, sleep labs, intra-operative monitoring, imaging and robotic surgery, truly make the Foundation specialty hospital environment unique.

The Company is also an industry leading ASC management and development company focused on partnering with physicians and employees to create an outstanding patient experience, while maximizing partner and shareholder value. The Company is a leader in offering turnkey management and development solutions for physician partners, as well as creating an optimal experience for the patients we serve. For more information, visit www.fdnh.com.

Reg G disclaimer – reconciling GAAP Net Income with EBITDA and Adjusted EBITDA

Foundation is providing EBITDA information, which is defined as net income plus interest, income taxes, depreciation and amortization expense and earnings or losses from discontinued operations, and Adjusted EBITDA which is defined as EBITDA plus impairment charges minus non-recurring gains. EBITDA and Adjusted EBITDA are a complement to our GAAP results. EBITDA and Adjusted EBITDA are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA and Adjusted EBITDA are not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing our financial performance. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the news release in the accompanying tables. Since EBITDA and Adjusted EBITDA are not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, and Adjusted EBITDA as presented, may not be comparable to other similarly titled measures of other companies.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the risk that Company will maintain enough liquidity to execute its business plan, continue as a going concern and other risks including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Company Contact:

Foundation Healthcare, Inc.

Stanton Nelson

Chief Executive Officer

Tel 405-608-1715

FOUNDATION HEALTHCARE, INC.

Reconciliation of Income (Loss) from Continuing Operations to EBITDA from Continuing Operations

(Unaudited)

	For the Three Months Ended March 31,
	2015	2014
Income (loss) from continuing operations, net of taxes	$370,324	$(1,005,193)
EBITDA adjustments:
Plus: Interest expense, net	326,066	496,121
Plus: Provision (benefit) for income taxes	—	(852,005)
Plus: Depreciation and amortization	1,381,507	1,466,268

Total EBITDA adjustments	1,707,573	1,110,384

EBITDA from continuing operations	$2,077,897	$105,191

EBITDA from continuing operations	$2,077,897	$105,191
Adjusted EBITDA adjustment
Plus: Impairment of goodwill	—	—
Plus: Stock compensation expense	174,301	788,782

Total Adjusted EBITDA adjustments	174,301	788,782

Adjusted EBITDA	$2,252,198	$893,973

FOUNDATION HEALTHCARE, INC.

Consolidated Balance Sheets

(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$3,548,991	$2,860,025
Accounts receivable, net of allowances for doubtful accounts of $774,973 and $1,741,571, respectively	18,688,391	18,971,435
Receivables from affiliates	1,166,454	1,157,184
Supplies inventories	1,990,426	1,863,175
Prepaid and other current assets	4,310,095	4,487,873
Current assets from discontinued operations	291,412	342,441

Total current assets	29,995,769	29,682,133

Property and equipment, net	12,782,012	13,465,190
Equity method investments in affiliates	5,389,577	5,722,130
Intangible assets, net	8,565,839	9,080,395
Goodwill	973,927	973,927
Other assets	553,434	437,809
Other assets from discontinued operations	100,475	165,285

Total assets	$58,361,033	$59,526,869

LIABILITIES, PREFERRED NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Liabilities:
Accounts payable	$10,702,814	$10,364,160
Accrued liabilities	9,065,072	10,223,388
Preferred noncontrolling interests dividends payable	1,063,068	195,212
Short-term debt	1,910,766	456,784
Current portion of long-term debt	5,158,510	5,023,048
Other current liabilities	1,022,771	1,052,543
Current liabilities from discontinued operations	780,844	839,791

Total current liabilities	29,703,845	28,154,926

Long-term debt, net of current portion	23,546,342	24,737,719
Deferred lease incentive	3,848,824	8,608,716
Deferred tax liability	107,238	107,238
Other liabilities	10,180,620	5,317,075

Total liabilities	67,386,869	66,925,674
Preferred noncontrolling interest	7,830,000	8,700,000
Commitments and contingencies (Note 8)
Foundation Healthcare shareholders’ deficit:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 17,248,154 and 17,263,842 issued and outstanding, respectively	1,724	1,726
Paid-in capital	19,440,223	19,321,267
Accumulated deficit	(38,596,907)	(37,265,044)

Total Foundation Healthcare shareholders’ deficit	(19,154,960)	(17,942,051)
Noncontrolling interests	2,299,124	1,843,246

Total deficit	(16,855,836)	(16,098,805)

Total liabilities, preferred noncontrolling interest and shareholders’ deficit	$58,361,033	$59,526,869

FOUNDATION HEALTHCARE, INC.

Consolidated Statements of Operations

For the Three Months Ended March 31, 2015 and 2014

(Unaudited)

	2015	2014
Net Revenues:
Patient services	$27,937,898	$19,513,483
Provision for doubtful accounts	(421,024)	(361,517)

Net patient services revenue	27,516,874	19,151,966
Management fees from affiliates	1,249,322	1,269,306
Other revenue	775,953	1,118,326

Revenues	29,542,149	21,539,598
Equity in earnings of affiliates	411,399	527,083
Operating Expenses:
Salaries and benefits	7,739,863	7,977,419
Supplies	6,069,661	4,941,370
Other operating expenses	14,083,477	9,042,701
Depreciation and amortization	1,381,507	1,466,268

Total operating expenses	29,274,508	23,427,758

Other Income (Expense):
Interest expense, net	(326,066)	(496,121)
Other income	17,349	—

Net other (expense)	(308,717)	(496,121)

Income (loss) from continuing operations, before taxes	370,324	(1,857,198)
Benefit for income taxes	—	852,005

Income (loss) from continuing operations, net of taxes	370,324	(1,005,193)
Loss from discontinued operations, net of tax	(86,078)	(312,323)

Net income (loss)	284,246	(1,317,516)
Less: Net income attributable to noncontrolling interests	1,420,894	384,921

Net loss attributable to Foundation Healthcare	(1,136,648)	(1,702,437)
Preferred noncontrolling interests dividends	(195,215)	(193,069)

Net loss attributable to Foundation Healthcare common stock	$(1,331,863)	$(1,895,506)

Earnings per common share (basic and diluted):
Net income (loss) attributable to continuing operations attributable to Foundation Healthcare common stock	$(0.07)	$(0.09)
Loss from discontinued operations, net of tax	0.00	(0.02)

Net income (loss) per share, attributable to Foundation Healthcare common stock	$(0.07)	$(0.11)

Weighted average number of common and diluted shares outstanding	17,256,347	16,732,952

FOUNDATION HEALTHCARE, INC.

Consolidated Statement of Cash Flows

For the Three Months Ended March 31, 2015 and 2014

(Unaudited)

	2015	2014
Operating activities:
Net income (loss)	$284,246	$(1,317,516)
Less: Loss from discontinued operations, net of tax	(86,078)	(312,323)

Income (loss) from continuing operations	370,324	(1,005,193)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,381,507	1,466,268
Stock-based compensation, net of cashless vesting	118,954	518,145
Provision for doubtful accounts	421,024	361,517
Equity in earnings of affiliates	(411,399)	(527,083)
Changes in assets and liabilities:
Accounts receivable, net of provision for doubtful accounts	(137,980)	(261,174)
Receivables from affiliates	(9,270)	(6,985)
Supplies inventories	(127,251)	(9,728)
Prepaid and other current assets	177,778	(503,036)
Other assets	(115,625)	17,814
Accounts payable	338,638	(1,021,699)
Accrued liabilities	(1,158,316)	1,034,006
Other current liabilities	(29,772)	(1,359,959)
Other liabilities	103,653	2,856,826

Net cash provided by operating activities from continuing operations	922,265	1,559,719
Net cash (used in) provided by operating activities from discontinued operations	(29,186)	76,726

Net cash provided by operating activities	893,079	1,636,445

Investing activities:
Purchase of property and equipment	(282,187)	(358,112)
Disposal of property and equipment	98,414	—
Distributions from affiliates	743,952	625,296

Net cash provided by investing activities	560,179	267,184

Financing activities:
Debt proceeds	1,750,391	767,923
Debt payments	(1,352,324)	(1,618,869)
Preferred noncontrolling interests dividend	(197,359)	(266,602)
Distributions to noncontrolling interests	(965,000)	(910,128)

Net cash (used in) financing activities from continuing operations	(764,292)	(2,027,676)
Net cash (used in) provided by financing activities from discontinued operations	—	(129,287)

Net cash used in financing activities	(764,292)	(2,156,963)

Net change in cash and cash equivalents	688,966	(253,334)
Cash and cash equivalents at beginning of period	2,860,025	4,212,076

Cash and cash equivalents at end of period	$3,548,991	$3,958,742